Exhibit 99.1

FSP 303 East Wacker Drive Corp.

FSP 303 East Wacker Drive Corp. (the "Company") has declared a dividend in the amount of $1,040 per share of preferred stock, representing property operations for the quarter ended December 31, 2010. The dividend will be payable on March 1, 2011, and will be distributed by the Company’s transfer agent, American Stock Transfer & Trust Co. (“AST”). NOTE: if your investment is in a retirement account, the dividend will be sent to your custodian or plan administrator.

The Company owns a 28-story, multi-tenant office tower located in downtown Chicago, Illinois containing approximately 859,000 square feet of office and retail space and a 294-stall underground parking garage (the “Property”). The Property was approximately 75% leased as of December 31, 2010. The Property witnessed significant leasing activity during the fourth quarter of 2010, and it continued subsequent to year end. Disappointingly, a new tenant (Brewer Investment Group) defaulted on its obligation to post a large security deposit; and, therefore, the tenant was evicted and the lease was terminated. Fortunately, the Company avoided any material investment in that transaction as management prudently waited for the security deposit prior to paying any leasing commissions or commencing construction on improvements. The departure of that tenant left an open space and created an interesting opportunity for the Company to lease the same space in an “as-is” condition. Management negotiated and executed a short-term lease with Groupon for approximately 46,000 square feet. Groupon had an immediate need for “plug and play” space in late November 2010, and the Property was able to accommodate this need. Subsequent to year end and fewer than 50 days later, Groupon expanded by approximately 45,000 square feet and now leases over 91,000 square feet or approximately 11% of the building. Although this is a short-term commitment that expires in the fourth quarter of 2011, management is cautiously optimistic that Groupon will continue to lease more space and extend its term at the Property. The Property is very well positioned to accommodate Groupon’s needs for flexibility and potential growth.

As of January 31, 2011, the Property was approximately 80% leased. Although management is very pleased to report the recent leasing progress, there is a significant amount of space remaining to lease. It is also important to keep in mind that leasing space in Chicago properties is very expensive in an economic downturn. The Company has incurred and will continue to incur significant leasing costs in an effort to stabilize the occupancy. It is possible the Company's Board of Directors could decide to significantly reduce the amount of the dividend in the near future for some period of time, in order to replenish capital reserves that will be required to pay for costs associated with current and upcoming leasing/re-leasing efforts.

The Property’s largest tenant, KPMG LLP (“KPMG”) which leases approximately 259,000 square feet (30%) of the Property’s rentable space, will be vacating its space and relocating to a different property location following the expiration of its lease in August 2012. Management has been implementing a marketing plan designed to locate a replacement tenant (or tenants) and will continue to proactively hunt for prospects. Large users of space are often looking at their options many years in advance of the desired commencement date. The leasing team has been actively pursuing these prospects for a late 2012 or early 2013 occupancy.

The leasing environment in Chicago during the past several years has been extremely challenging. Despite the unfavorable conditions, management was successful in negotiating and signing over 170,000 square feet of leases during 2009 and 2010. This activity represents approximately 20% of the total rentable space in the Property and comprises both renewals and new deals. Management will continue to focus on leasing efforts to attract new tenants and proactively attempt to retain all existing tenants.

The Company’s annual filing on Form 10-K will be submitted to the SEC within approximately 90 days after year end, and you will be able to access the document via the SEC’s website. However, a copy of the Annual Report will be made available directly to you. To view Company filings with the SEC, access the following link:

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001431766

If the link does not work properly, go to www.sec.gov, Filings & Forms, Search for Company Filings; Company or fund name, ticker symbol, CIK (Central Index Key), file number, state, country, or SIC (Standard Industrial Classification); Company Name: type FSP 303 East Wacker (no need to type complete name, but be sure to include FSP); click on Find Companies at bottom of page and you should be brought to the correct location to view filings.

Please feel free to contact your FSP Investment Executive (800-950-6288) with any questions you may have.

FSP 303 East Wacker Drive Corp. - Dividend Summary

QUARTER ENDING	DIVIDEND PER SHARE	TOTAL DIVIDENDS PAID	ANUALIZED YIELD*
(1/5-3/31)
03/31/2007	$1,340	$2,961,400	5.6%
06/30/2007	$1,400	$3,094,000	5.6%
09/30/2007	$1,400	$3,094,000	5.6%
12/31/2007	$1,400	$3,094,000	5.6%
03/31/2008	$1,400	$3,094,000	5.6%
06/30/2008	$1,400	$3,094,000	5.6%
09/30/2008	$1,400	$3,094,000	5.6%
12/31/2008	$1,400	$3,094,000	5.6%
03/31/2009	$1,400	$3,094,000	5.6%
06/30/2009	$1,013	$2,238,730	4.1%
09/30/2009	$1,013	$2,238,730	4.1%
12/31/2009	$1,011	$2,234,310	4.0%
03/31/2010	$ 997	$2,203,370	4.0%
06/30/2010	$ 914	$2,019,940	3.7%
09/30/2010	$ 914	$2,019,940	3.7%
12/31/2010	$1,040	$2,298,400	4.2%

*Yield based on original offering amount of $221,000,000 and $100,000/share

Forward-Looking Statements

Statements made in this letter that state the Company’s or management's intentions, beliefs, expectations, or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This letter may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. Readers are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, disruptions in the debt markets, economic conditions, risks of a lessening demand for the real estate owned by us, changes in government regulations and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We will not update any of the forward-looking statements after the date of this letter to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.